Exhibit 1
Joint Filing Agreement,
Dated as of August 7, 2014

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of FIMI Five 2012 Ltd., FIMI Opportunity V, L.P., FIMI Israel Opportunity Five, Limited Partnership, Ishay Davidi Holdings Ltd. and Mr. Ishay Davidi on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to ordinary shares, par value NIS 1.0 per share, of Magal Security Systems Ltd., and that this Agreement be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 7th day of August, 2014.

Dated: August 7, 2014

FIMI FIVE 2012 Ltd. By: /s/ Ishay Davidi Name: Ishay Davidi Title: CEO
FIMI Opportunity V, L.P. By: FIMI Five 2012 Ltd., general partner By: /s/ Ishay Davidi Name: Ishay Davidi Title: CEO

FIMI Israel Opportunity Five, Limited Partnership By: FIMI Five 2012 Ltd., general partner By: /s/ Ishay Davidi Name: Ishay Davidi Title: CEO
Ishay Davidi Holdings Ltd. By: /s/ Ishay Davidi Name: Ishay Davidi Title: CEO Ishay Davidi By: /s/ Ishay Davidi